 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated by reference herein.

Item 8.01. Other Events.

On April 7, 2014, PharmAthene, Inc. (the “Company”) issued a press release, which is attached hereto as Exhibit 99.1 and incorporated by reference herein, that reported that it has received notice from the Department of Health and Human Services (HHS), Biomedical Advanced Research and Development Authority (BARDA), advising the Company of its decision to de-scope the current SparVax® anthrax vaccine contract (the "Agreement") through a partial termination for convenience. BARDA will provide additional guidance to the Company on the contractual changes, following which the Company will evaluate its options with respect to its SparVax® program. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the relevant exhibits thereto, for a description of the Agreement. The Company has not received additional guidance from BARDA relating to the partial termination and as a result, no assurances can be given that it will receive additional significant funding from BARDA for the further development of SparVax®.

The Company currently owes General Electric Capital Corporation ("GECC") an aggregate of approximately $1.5 million under a Loan and Security Agreement (the "Agreement"), dated as of March 30, 2012, among GECC, in its capacity as agent for the lenders, and the Company.  GECC could assert that the receipt by the Company of the letter described in the press release set forth above constitutes an Event of Default, which would allow GECC to terminate the commitment and the loans under the Agreement and declare any or all of the obligations thereunder to be immediately due and payable.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release, dated April 7, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

By:	/s/ Linda Chang
Linda Chang
Senior Vice President and Chief Financial Officer

Dated:   April 7, 2014